Exhibit 2.2

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER is made and entered into as of December 20, 2007 among VAXGEN, INC., a Delaware corporation (“Parent”), TLW MERGER SUB, INC., a Delaware corporation wholly-owned by Parent (“Merger Sub I”), TLW, LLC, a Delaware limited liability company wholly-owned by Parent (“Merger Sub II”), and RAVEN BIOTECHNOLOGIES, INC., a Delaware corporation (“Raven”).

RECITALS

A. The parties hereto entered into an Agreement and Plan of Merger dated as of November 12, 2007 (the “Merger Agreement”), pursuant to which the parties have agreed to effect (1) a merger of Merger Sub I with and into Raven (“Merger I”) in accordance with the Delaware General Corporation Law, and (2) immediately following the effectiveness of Merger I, a merger of Raven with and into Merger Sub II in accordance with the Delaware Limited Liability Company Act (“Merger II,” and together with Merger I, the “Transaction”). Upon consummation of the Transaction, Raven will cease to exist and Merger Sub II will succeed to all of Raven’s business, assets and liabilities.

B. The parties hereto wish to amend the Merger Agreement for the limited purposes set forth herein.

C. Pursuant to Section 9.4 of the Merger Agreement, the Merger Agreement may be amended by the undersigned by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time of Merger I by an instrument executed by each of the parties to the Merger Agreement.

D. The undersigned are each party to the Merger Agreement.

E. Certain capitalized terms used in this Amendment No. 1 to the Merger Agreement (the “Amendment”) shall have the meaning given them in the Merger Agreement, unless the context requires otherwise.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Amendment of Merger Agreement

1.1  Modification of Representation, Covenants, Conditions and Miscellaneous Provisions Regarding Listing of Common Stock of Parent.

(a) The first sentence of Section 5.1 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“As promptly as practicable after the execution of this Agreement, Parent shall use commercially reasonable efforts to file an application for relisting with Nasdaq or listing or quotation on an Approved Market.”

(b) Section 5.12 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“5.12  Listing of Parent Common Stock.  Parent shall reserve 31,961,528 shares of Parent Common Stock for issuance in connection with Merger I. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock, including the shares of Parent Common Stock to be issued in Merger I, to be approved for relisting on Nasdaq or listing or quotation on an Approved Market at or prior to the Effective Time of Merger I.”

(c) Section 6.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“(b) Stockholder Approval.  This Agreement shall have been approved and adopted, and Merger I shall have been approved and adopted, by the requisite vote, under applicable law, by the stockholders of Raven and Parent, respectively.”

(d) Section 6.1(d) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“(d) Listing.  The Parent Common Stock shall have been listed or approved for quotation on an Approved Market, and the Parent Common Stock to be issued in connection with Merger I shall have been approved for listing, subject to notice of issuance, or quotation on such Approved Market.”

(e) Section 8.3(c) of the Merger Agreement is hereby deleted in its entirety and replaced by the following

“(c)  All indemnification claims by Parent Indemnified Persons other than for fraud, willful misconduct or intentional or reckless misrepresentation, shall be limited to the Parent Escrow Fund and shall be satisfied by the surrender of shares of Parent Common Stock from the Escrow Fund, valued at the fair market value of such shares as of the Effective Time of Merger I, based on (i) the average closing price of a share of Parent Common Stock on the principal national securities exchange on which the Parent Common Stock is listed or admitted to trading over the ten (10) trading days ending on the trading day prior to the Effective Time of Merger I; (ii) if the Parent Common Stock is not listed or admitted to trading on any national securities exchange, the average last sale price of a share of Parent Common Stock as reported on an established automated over-the-counter trading market, including the “Pink Sheets” or any similar quotation system over the ten (10) trading days ending on the trading day prior to the Effective Time of Merger I; or (iii) in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. jointly selected by Parent and Raven for that purpose over the ten (10) trading days ending on the trading day prior to the Effective Time of Merger I. All indemnification claims by Stockholder Indemnified Persons other than for fraud, willful misconduct or intentional or reckless misrepresentation, shall be limited to the value of ten percent (10%) of the shares to be issued as Merger Consideration as of the Closing.

(f) Section 9.2 of the Merger Agreement is hereby amending by inserting the following subsection (e):

“(e) ‘Approved Market’ means any United States national securities exchange or the OTC Bulletin Board.”

ARTICLE II

Additional Provisions

2.1  Entire Agreement and Modification.  Without limiting any of the provisions of Section 9.8 of the Merger Agreement, the Merger Agreement, as amended by this Amendment, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

2.2  Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

2.3  Headings.  The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

2.4  Severability.  If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

VAXGEN, INC.

By: /s/ James P. Panek

Name: James P. Panek

Title: President and CEO

TLW MERGER SUB, INC.

By: /s/ James P. Panek

Name: James P. Panek

Title: President and CEO

TLW, LLC

By: /s/ James P. Panek

Name: James P. Panek

Title: President and CEO

RAVEN BIOTECHNOLOGIES, INC..

By: /s/ George F. Schreiner

Name: George F. Schreiner

Title: CEO

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